EXHIBIT 10.7                                               Contract No. CON96495

                   CONSULTING, DESIGN AND INSPECTION AGREEMENT

        THIS AGREEMENT, made and executed this 12TH day of MARCH , 1996, between Marathon Oil Company, an Ohio corporation, of 539 South Main Street, Findlay, Ohio, hereinafter called "Marathon" and IDS TECHNICAL SERVICES hereinafter called "Consultant";

                               W I T N E S S E T H

        The purpose of this Agreement is to state the terms under which Consultant will be providing consulting, engineering design, inspection, testing, surveying or other services to Marathon. In consideration for the services to be rendered by Consultant and in consideration of the funds Marathon will pay Consultant for such services (it being understood that if Consultant does not assess a charge for a given job or a portion of the work, consideration for that job will be funds paid for the balance of the work), the parties agree as follows:

        1. SCOPE OF WORK

        Unless in good faith he is unable to do so, Consultant shall perform hereunder upon oral or written order of Marathon. The work to be performed shall be described in the order. Marathon is not hereby obligated to order any minimum amount of services from Consultant.

        2. TERM

        The term of this Agreement shall be for a period of one (1) year commencing the date indicated above and shall continue thereafter from month to month until terminated by either party giving not less than thirty (30) days prior written notice.

        3. PAYMENTS

        Unless agreed otherwise in a written work order, Marathon shall pay for all services performed to Marathon's satisfaction at the rates specified in the Consultant's cost schedule attached hereto. Upon written notice to Marathon, Consultant may change the rates specified in the cost schedule, except as such rates apply to work in progress. If services are rendered other than those shown on the Consultant's cost schedule, the rate shall be as agreed upon by the parties prior to the performance of the work, or in the absence of such an agreement, the prevailing rate in the same or similar locality.

        4. TERMS OF PAYMENT

        Marathon shall be invoiced for services rendered only after they have been completed and accepted by Marathon. Consultant agrees to invoice Marathon in triplicate for all services performed, including but not limited to itemizing in detail material and labor, showing quantity, price, number of hours, truck mileage rate, and labor rate, if applicable. Payment shall be due thirty (30) days after receipt of invoice and may be made by Marathon's check.

        5. INDEPENDENT CONTRACTOR

        In the performance of all work under this Agreement, Consultant is an Independent Contractor, with the sole right to supervise, manage, control, and direct the performance of all details. Marathon is interested only in the results to be obtained, but the work must meet with the approval of Marathon, whose representatives shall be entitled to make any such inspections as may be necessary to assure such results.

OIL

        6. EMPLOYEE BENEFITS

        It is intended by the parties that any personnel supplied to Marathon pursuant to this Agreement shall not be considered to be employees of Marathon and shall remain solely the employees of the Consultant or its approved subcontractors, if any. Consultant agrees to be solely responsible for the maintenance and operation of all the employee benefit plans it maintains with respect to personnel supplied to Marathon under this Agreement and shall be solely responsible for any and all obligations and liabilities arising under such employee benefit plans. Consultant agrees to indemnify and hold Marathon harmless from any and all claims for employee benefits of any type which may be made against Marathon by personnel (including their heirs and assigns) supplied to Marathon by the Consultant or its approved subcontractors, if any pursuant to this Agreement, including any and all attorneys' fees and other costs of any kind incurred by Marathon in connection with such claims.

        7. FEDERAL AND STATE TAXES

        Consultant agrees to accept full and exclusive liability for and will indemnify Marathon against the payment of any and all contributions, assessments, rates, and taxes, of whatever kind or nature, which might be imposed or attempted to be imposed upon Marathon pertaining to the compensation paid or to be paid in connection with the services rendered to Marathon by personnel supplied under this Agreement, including, but not limited to, federal, state, county, city or otherwise, income, unemployment (FUTA) and social security (FICA) taxes.

        8. SUPERINTENDENCE

        Consultant shall maintain at the site a competent foreman in complete charge of work at all times while engaged in site work on Marathon premises.

        9. WORK AREA

        When proceeding with site work on Marathon premises, Consultant shall provide and maintain a guard fence, lights, and other safety measures that may be required for the protection of the general public.

        It shall be the Consultant's responsibility to supply weatherproof protection when necessary for any facilities Consultant may expose while performing services hereunder and for any electrical or mechanical equipment which must be stored for use in providing services. Any damage caused by failure of the Consultant to protect said facilities and equipment shall be paid for by the Consultant.

        10. JOB SAFETY AND HEALTH

If Consultant is required to perform site work on Marathon premises as indicated in Consultant's work order, Consultant shall comply with Marathon's safety policies then and there in effect. Consultant agrees to properly inform, educate and train all employees performing work hereunder as to all applicable safety and health laws and regulations including, but not limited to the Hazard Communication Standard, 29 CFR, Part 1910.1200, issued by the Occupational Safety and Health Administration, U.S. Department of Labor. Consultant agrees to take the necessary steps to become familiar with all chemicals and substances to which its employees foreseeably could be exposed while performing work on Marathon's premises. Consultant further agrees to educate and train its employees as to the chemicals and substances to which they foreseeably could be exposed in accordance with the requirements set forth in the Hazard Communication Standard, 29 CFR Part 1910.1200(h) prior to the commencement of any work hereunder. Material Safety Data Sheets for Marathon products which may be encountered by Consultant at the work site are available for inspection from the Marathon representative.

        Consultant also agrees to take the necessary steps to ensure that its subcontractors, if any, comply with Marathon's contractor safety policies, and all Federal and State job safety and health regulations, including, but not limited to, the Hazard Communication Standard, 29 CFR Part 1910.1200.

        Consultant agrees to indemnify and hold Marathon harmless from any and all citations or complaints which may be assessed against Marathon by any and all federal, state or other job safety and health enforcement agencies for personnel supplied hereunder based upon any and all alleged unsafe or unhealthy working conditions created or caused by the Consultant or its approved subcontractors including holding Marathon harmless from any and all attorneys' fees and other costs of any kind incurred by Marathon in connection with said citations or complaints.

        11.   WORKERS COMPENSATION INDEMNIFICATION

        Consultant agrees to be responsible for the workers' compensation insurance on personnel supplied under this Agreement. If any direct claim for workers' compensation benefits or awards is asserted against Marathon by any of said personnel or, in the event of death, by their personal representatives, then Consultant shall indemnify and hold Marathon harmless from and against such claim(s) to the extent of all benefits and awards, cost of litigation, disbursements and reasonable attorneys' fees Marathon may incur in connection therewith. At Marathon's option, and upon written notice, Consultant will undertake to defend Marathon against such claim(s).

        12. GENERAL INDEMNIFICATION

        A. Consultant shall protect, defend, indemnify and hold Marathon and the employees of Marathon harmless from and against any and all claims, demands, causes of action of every kind and character including, without limitation by enumeration, death, injury and damages to all persons and property (including employees or property of Marathon), together with the amount of judgments, penalties, interest, court costs, legal and other fees and expenses in connection therewith (hereinafter collectively referred to as "Claims"), directly or indirectly arising out of, resulting from, incident to, or in connection with, this Agreement or the performance of work hereunder or breach of the terms hereof, EXCEPT, but only to the extent that, such claims are found to have been proximately caused by the negligent act or omission of Marathon, its agents, servants or employees.

        B. Consultant's obligation to defend, indemnify and hold Marathon harmless against liability as provided for in subparagraph 12A above specifically includes, without limitation, liability based, in whole or in part, upon theories of strict liability, intentional tort or negligence of Consultant and its agents, servants and employees, or Consultant's subcontractors or licensees and their agents, servants and employees. Consultant's obligation, as aforesaid, is not diminished or affected in any way by a claim that Marathon is jointly or severally liable therefor. Nothing in this subparagraph 12B shall be construed to increase the obligations of Consultant as set forth in Subparagraph 12A above.

        C. Without limiting the generality of the foregoing requirements, Consultant agrees that in the performance of his obligations hereunder, he will observe any and all local, state, and federal safety, health, and environmental regulations which may be applicable; and contractor further agrees to save Marathon harmless from any losses, damages, claims, or demands of whatever nature which might arise as a result of Consultant's failure to observe any applicable safety, health, and environmental regulations.

        D. Marathon reserves the right, in the event it so elects, to participate at its own expense in the defense of any suit covered by this provision, however, such participation shall not excuse Consultant of any obligation hereunder.

        13. INSURANCE

        Without limiting in any way the scope of any obligations and/or liabilities assumed hereunder by Consultant, Consultant shall purchase from reputable insurance companies and maintain, at all times while conducting operations under this Agreement, the following minimum insurances to protect Consultant from claims which may arise out of or result from the Consultant's operations under this Agreement.

A.      WORKER'S COMPENSATION

        (i) Worker's Compensation in compliance with the laws of any applicable state.

        (ii) Employer's Liability with a limit of at least $500,000 per accident.

B. PUBLIC LIABILITY to cover liability for bodily injury, including death, and property damage with a combined single limit of at least $500,000 per occurrence. This coverage shall include:

        (i) Contractual Liability to cover any assumed liability for damages because of bodily injury or property damage to third parties arising out of the performance of this Agreement.

        (ii)    Independent Contractors to cover work assigned or subcontracted.

        (iii)   Completed Operations.
                Explosion Hazard, Collapse Hazard and Underground Property
                Damage.

C. PROFESSIONAL LIABILITY if applicable, to cover liability for damages resulting from professional services rendered under this Agreement with a combined single limit of at least $500,000 per occurrence and $1,000,000 aggregate.

D. BUSINESS AUTOMOBILE LIABILITY including Contractual Liability to cover owned, non-owned, and hired automotive equipment with a combined single limit of at least $500,000 each accident.

        GENERAL PROVISIONS

        i. Insurance mentioned in items B & C above shall be endorsed whereby Marathon shall be named as an additional insured under' the liability policies to the extent of the liability assumed by Consultant hereunder.

        ii. Insurance mentioned in item "A" shall be endorsed to provide a waiver of subrogation in favor of Marathon.

        iii. BEFORE PERFORMING ANY work hereunder, Consultant shall furnish certificates (Acord Form 25 or 25-S) to Marathon evidencing the insurances required above and containing the unequivocal agreement on the part of the insurer to notify Marathon of the cancellation, non-renewal, or any material changes in said insurances at least thirty (30) days prior to such cancellation or change.

F.      DEDUCTIBLES

Consultant shall bear the cost of the deductibles of insurance policies Consultant has procured.

        14. DRUG AND ALCOHOL POLICY

        Consultant agrees to notify its employees, subcontractors, agents and representatives of Marathon's Drug and Alcohol Policy. The Policy prohibits Consultant's employees, subcontractors, agents, and representatives from:

        A. using, possessing, distributing, purchasing or selling drugs or alcohol (except with proper authorization) while on Marathon premises or while engaged in Marathon business;

        B. reporting to and/or performing work for Marathon with unauthorized drugs or alcohol in excess of the Policy limit (.04% B.A.C.) in their body; or

        C. refusing to submit to routine searches of their person, their personal property, and Marathon or Consultant-assigned property, while entering on or leaving Marathon premises.

        In addition, Consultant certifies that all of its employees, subcontractors, agents and representatives who may perform work covered by this Contract are subject to Laboratory Testing Provisions which are substantially equal to Marathon's Policy in all respects (a summary of Marathon's Laboratory Testing Requirements is attached hereto). Consultant agrees to permit Marathon, or its authorized representative, access to Consultant's property and records, without prior notification, for the purposes of examining/auditing Consultant's policies, practices and procedures pertaining to this requirement. Any deficiencies, as determined by Marathon, can result in Consultant being removed from the work and/or being required to implement specified modifications prior to proceeding with work.

        Consultant agrees to remove and replace, for the purposes of fulfilling its obligations to Marathon under this Contract, any of its employees, subcontractors, agents and representatives found to be in violation of its own anti-drug plan and/or Marathon's Drug and Alcohol Policy, or those that Marathon believes to be in violation of the Drug and Alcohol Policy whose compliance with the Policy cannot be certified to by the Consultant based upon laboratory testing acceptable to Marathon.

        15.    MATERIALS, APPLIANCES, EMPLOYEES

        Unless otherwise stipulated, the Consultant shall provide and pay for all materials, labor, water, tools, equipment, temporary light, temporary heat, transportation, and other facilities necessary for the rendering of services hereunder. Workmanship and materials shall be of good quality.

        16.    FAULTY MATERIALS AND/OR WORKMANSHIP

        Consultant shall promptly revise all work product Marathon has deemed unacceptable under this Agreement or any Marathon work order, and in such instances Consultant shall promptly re-execute his own work in accordance with this Agreement without expense to Marathon.

        17. CARE OF PREMISES

        Consultant shall at all times keep the premises free from accumulations of waste material or rubbish caused by his employees or work; and at the completion of work, he shall remove all his rubbish, tools, scaffolding, toolboxes, surplus materials (not purchased by Marathon), and temporary sheds and structures of all kinds from the premises, leaving the work "broom clean" or its equivalent.

        18.   USE OF VEHICLES

        Consultant shall comply with parking regulations established by Marathon's Facility Manager. In no event shall Consultant's vehicles be parked so as to prevent ingress or egress into and from operating areas.

        19.   PAYMENT DEDUCTIONS

        Marathon shall be entitled to deduct, from any sum or sums owing to Consultant hereunder, any amounts owed by Consultant to Marathon, and amounts due or to become due Marathon arising out of indemnification, if applicable, and to withhold from sums due Consultant hereunder any amount necessary to protect Marathon against Consultant's failure to pay indebtedness outstanding against the services performed hereunder and against any loss or damage by reason of any default of Consultant.

        In the event that Marathon disputes any item on a particular invoice, Marathon shall be entitled to withhold from payment, without payment of interest, the amount in dispute, until such time as Marathon is satisfied as to the disputed item.

        20. SMOKING PRECAUTIONS

        Smoking will not be permitted inside the fence of Marathon's facility except in areas specifically designated for smoking by the Facility Manager.

        21. FACILITY OPERATION

        Before starting work, Consultant shall contact the Facility Manager. Unless advised to the contrary, Marathon's facility must be kept in full operations during the performance of services. The Consultant shall schedule his work so as not to unduly interfere with such operations. After hours work and weekend work must be coordinated with and approved by the Facility Manager.

        22. EXCAVATION

        To the best of Marathon's knowledge, all underground facilities in the construction area have been shown on drawings or other information provided by Marathon, if any. However, this information is not to be construed as complete. It is the responsibility of the Consultant to use its best efforts to locate underground facilities including, but not limited to, cathodic protection systems, product piping, and electrical conduits before digging. The Consultant shall then be responsible for the protection of these facilities from any damage as a result of his operations and is financially liable for their repair.

        However, Consultant shall not be held responsible for damage to underground facilities which are located and shown incorrectly on drawings provided by Marathon, if Consultant relies on such information and is unable to locate such facilities by its own efforts, and if Consultant has exercised reasonable care to avoid damaging such unidentified facilities.

        Prior to excavation in any area not owned by Marathon (e.g. public right-of-way, street, highway, etc.), Consultant shall inquire at state, local or municipal agencies and the offices of any utilities or utilities protection service, concerning location of underground facilities.

        23. CATHODIC PROTECTION SYSTEM--ELECTRICAL BONDING

        Marathon has installed cathodic protection systems at its facilities for the purpose of protecting the facility's tanks and piping systems from corrosion. In the event cables are exposed or damaged, Marathon's Representative shall be notified immediately and they will inspect the cable to determine the extent of the damage. All exposed cables will be inspected for nicks, cuts, or other minor damage. Damaged cables will be left exposed and qualified corrosion personnel will be notified to repair the damage. The Consultant shall comply with the procedures as listed herewith below.

        A. Prior to excavation, the location of direct burial cables, test leads, bond cables, etc., shall be determined by consulting with the Marathon Representative and referring to the facility's Cathodic Protection Drawings.

        B. Prior to excavation, the cables shall be located and marked in the field by Marathon's Representative.

        C. Rectifiers should be turned "OFF" by Marathon's Representative prior to excavation near the cathodic protection facilities or when any portion of the facility's structures (piping, fittings, conduits, or metallic conductors) are to be separated or removed. Consultant shall notify the Marathon Representative when a system will be out of service for any extended period.

        D. Excavations across cables shall be by hand. (Cathodic protection systems installed after 1977 all have direct burial cables marked with plastic ribbon approximately 4 inches to 6 inches below grade).

        24. RESPONSIBILITIES OF MARATHON

        Marathon will assist Consultant by providing information pertinent to the site of the project such as records, maps, data and other material to which Marathon has access and which Consultant has need of for the performance of the services provided for herein.

Marathon will designate a representative or representatives who will be authorized to make necessary decisions required on behalf of Marathon in connection with the execution of this Agreement and who will serve as liaison to Consultant and will serve to provide the necessary direction and coordination for this project.

        25. RIGHT OF REVIEW

        Marathon shall, without limit, have final right of review and approval of all reports and/or drawings prepared by Consultant, however, review and approval shall not be unreasonably withheld. Once approved, Consultant shall seal all drawings as specified in the work order.

        26. OWNERSHIP OF MATERIALS

        It is agreed that upon receipt of final payment, all final documents, studies, surveys, drawings, maps, models, photographs and reports prepared by Consultant under this Agreement shall be considered the property of Marathon. Upon completion of the service as specified in this Agreement, and upon request of Marathon, those items which it requires shall be turned over to it, provided that in any case the Consultant may, at no additional expense to Marathon, make and retain such copies thereof as Consultant desires. In the event Marathon should use these documents for another project in a manner that does not relate to the fitness of purpose of the documents, Marathon agrees to indemnify and hold harmless the Consultant from any claim or legal action arising out of liability from the improper use of said documents at a different site or project, unless the Consultant is involved with such site or project.

        27. COMPLETION TIME

        Time is of the essence. Completion time will be the number of calendar days intervening between the date work is commenced and the completion date specified in a work order under this Agreement. A work project shall be considered completed when all services are performed and accepted by Marathon. The time stipulated for completion anticipates a margin for reasonable delays. Any claim by the Consultant for extension of the performance period for reason of unusual conditions or conditions beyond the Consultant's control must be made in writing to Marathon's Representative at the time the event occurred. In his claim, the Consultant shall describe the condition or event causing the delay and shall state the extension of time he is requesting. The above claim procedure is the sole method by which the completion date hereunder may be extended.

        28.    CHANGES

        Marathon or Consultant may, from time to time, during the course of this Agreement, request modifications of it or changes in the Scope of Work to be performed hereunder. Such changes, including any increase or decrease in the amount of Consultant's compensation, which are mutually agreed upon by and between Marathon and Consultant, shall be incorporated in written amendments to this Agreement.

        29.    RIGHT TO TERMINATE

        Marathon may, at any time, in its sole discretion, upon written notice to Consultant, terminate the work provided for hereunder, in which event, Consultant shall be reimbursed for actual costs incurred to the date of such notice of termination, at the rates specified in the cost or fee schedules. However, in no event shall such reimbursement include compensation for work unperformed. In the event of such termination, all finished or unfinished documents, data, studies, surveys, drawings, maps, models, photographs, and reports prepared by Consultant shall, at the option of Marathon, become property of Marathon.

        30. FORCE MAJEURE

        Any delay in or failure of performance of either Marathon or Consultant shall not constitute default hereunder or give rise to any claims for damage if and to the extent such delay or failure of performance is caused by occurrences beyond the control of the party affected including, but not limited to, acts of God or the public enemy; expropriation or confiscation of facility; compliance with any order or request of any governmental authority; acts of war, rebellion or sabotage or damage resulting therefrom; fires, floods, explosion, accidents; riots; or any causes whether or not of the same class or kind as those specifically above named which are not within the control of the party affected, and which by the exercise of reasonable diligence, said party is unable to prevent or provide against; and provided, further, that prompt notice is made in writing to the other party, giving the cause of any such delay or failure to perform at the time the event occurs.

        31.   CONFLICT OF INTEREST

        Consultant covenants that he presently has no interest and shall not acquire any interest which would conflict with the performance of the services required under this Agreement.

        32.   GUARANTEE

        Consultant guarantees and warrants that Consultant will use that degree of skill and care ordinarily exercised under similar conditions by reputable members of its profession practicing in the same or similar locality. This guarantee does not in any way limit Marathon's right to pursue any other remedies allowed by law.

        33.   DEFAULT

        Consultant shall be considered in default hereunder if Consultant fails to proceed diligently and carefully in the execution of his work, or fails to comply with any of his obligations hereunder, and any such failure: (a) continues beyond the completion date called for in this Agreement, or (b) continues for ten (10) days or more after receipt of written notice from Marathon or reoccurs after receipt of such notice. In the event of any such default, Marathon shall have the right, in addition to all other rights and remedies available to it at law or in equity, to terminate this Agreement and complete the work itself or to hire a substitute Consultant. In the event of such termination, Consultant shall be liable to Marathon for all damages allowed by law, including any costs incurred to complete the work which are in excess of any applicable contract sum specified in this Agreement or any work order issued hereunder. In addition, in the event of such termination, Consultant shall not be entitled to any compensation for the work performed prior to said termination until Marathon has had the opportunity to complete the contemplated project and to determine the exact amount of damages caused by Consultant's default. The rights and remedies available to Marathon contained in this Agreement shall be construed as cumulative, and no one of them as exclusive of the other or exclusive of any rights or remedies allowed by law or equity.

        34. WAIVER

        Marathon's waiver of any of the terms and conditions set forth in this Agreement shall not be construed or deemed to be a waiver of any future enforcement thereof or of any other terms and conditions of this Agreement.

        35. ASSIGNMENT

Consultant shall not assign this Agreement or any part of the duties to be performed hereunder without the written consent of Marathon.

        36. SUBCONTRACTORS

        No subcontractors shall be retained by Consultant to perform sub-consulting services under this Agreement without prior written approval from Marathon.

        37. CONFIDENTIAL INFORMATION

        Consultant agrees that any information which pertains to Marathon received by Consultant during any furtherance of Consultant's obligations in accordance with this Agreement will be held by Consultant in full confidence and will not be revealed to any other persons, firms, or organizations, except as provided for in Marathon's work order.

        38. PATENT INDEMNITY

        Consultant agrees to forever protect, indemnify and hold Marathon harmless from and defend Marathon against any and all losses, claims, demands, proceedings, costs, damages, charges and expenses that may arise or accrue by reason of the infringement or alleged infringement of any patent, copyright, design, trademark, violation of process or other protected rights of any person or entity in the performance of the work hereunder, or by reason of the manner in which the same is performed, or through the use by Consultant of any patented article or device.

        Consultant agrees to reimburse Marathon for any royalties, or other similar payments that Marathon shall be obligated to pay by virtue of the use of Consultant of any such protected rights unless such costs have been specifically agreed to be borne by Marathon. Consultant shall obtain a patent indemnity, if obtainable, for any items manufactured or supplied by others for the benefit of Marathon.

        Consultant shall ensure that any subcontracts between Consultant and its subcontractors, suppliers, or consultants contain a provision substantially similar to this Provision.

        39. CONSULTANT'S PERSONNEL

        All personnel employed on or assigned to the work by Consultant shall be competent and have the requisite qualifications and/or experience for the work to be performed and Consultant shall assign personnel in such numbers as are required for the due performance of the work in the time required.

        Marathon's representative shall be entitled, without prejudice to any other rights or remedies available to Marathon under this Contract or otherwise in law, to object to the work performed and to require Consultant to remove from the work any person who, in the opinion of Marathon's representative is incompetent, misconducts himself, is negligent in the proper performance of his duties or is otherwise considered to be undesirable, and in such event Consultant shall forthwith remove such person from the work, and such person shall not be again employed upon the work without the approval of Marathon's representative. Consultant shall at no additional cost to Marathon forthwith replace any such removed person with a suitably qualified/experienced person satisfactory to Marathon's representative.

        40. AUDIT RIGHTS

Consultant, its subcontractors and its affiliates shall maintain true and correct sets of records in connection with the work and all transactions related thereto and shall retain all such records for a period of not less than twenty four (24) months after the final acceptance of the work by Marathon.

        From the Effective Date of this Contract and within the time period mentioned above, Marathon shall have the right, during regularly scheduled business hours, to inspect and audit the procedures, controls, records and accounting data of a reasonable nature, related to the performance of this Contract including without limitation all reimbursable costs and the application of fixed rates, unit rates or fixed lump sums. Such audit shall not apply to the composition of fixed rates, unit rates, day rates or fixed lump sums contained in this Contract at the effective date of this Contract nor to the composition of subsequently agreed lump sums.

        41. ETHICAL BUSINESS CONSIDERATIONS

        No director, employee or agent of Consultant shall give or receive any commission, fee, rebate, gift or entertainment or significant cost or value in connection with the work, or enter into any business arrangement with any director, employee or agent of Marathon or any affiliate thereof other than as a representative of Marathon or affiliate, without prior written notification thereof to Marathon. Consultant shall promptly notify Marathon of any violation of this paragraph and any consideration received as a result of such violation shall be paid over or credited to Marathon.

        IN WITNESS WHEREOF the parties hereto have executed the Agreement, the day and year first above written.

IDS TECHNICAL SERVICES                       MARATHON OIL COMPANY
--------------------------------
Consultant

600 Century Plaza Dr. - Bldg 140             By: /s/ ??
--------------------------------             --------------------------------
Street Address

Houston, TX 77073-6016                       Title: Engineering Supervisor
--------------------------------
City, State, Zip Code

(713) 821-3200
--------------------------------
Telephone

76-0157248
--------------------------------
Tax ID No.

By: /s/
--------------------------------

Title: President

      SUMMARY OF MARATHON'S DRUG & ALCOHOL LABORATORY TESTING REQUIREMENTS

1. The facilities performing the tests (laboratory analysis) shall be properly licensed and fully accredited.

2. Marathon conducts drug and alcohol testing under the following circumstances:

        a. Pre-employment Testing - All applicants for employment are required to submit to Laboratory Testing following their acceptance of a contingent job offer and prior to beginning work (drug screen only).

        b. Reasonable Suspicion Testing - Undertaken when responsible officials have reasonable suspicion to believe an employee is in violation of Marathon's Policy. For example, Laboratory Testing may be conducted in connection with a search if contraband is found in common areas and ownership cannot be determined; if an employee's performance, involvement in an accident, actions or appearance leads local management to believe there may be a violation of the Policy; or if an employee is charged with or being investigated in connection with a drug-related or alcohol-related criminal offense. The foregoing examples are not meant to be exclusive; other circumstances may arise which would constitute reasonable suspicion to request Laboratory Testing.

        C. Random Testing - All employees performing work in safety sensitive positions at all Company locations are subject to random drug and alcohol testing as outlined below, with the exception of employees who are covered by a D.O.T. random testing program.

        Marathon defines a SAFETY SENSITIVE POSITION as one in which the incumbent employee can directly influence operations to the extent that an improper action or failure to take appropriate action could result in irremediable consequences leading to injury or death of employees or others and/or significant property or environmental damage and where others may have no opportunity to recognize, intervene or rectify a mistake before the harm occurs.

        Random Testing will be conducted at an annualized rate of 25%.

        d. Return to Work Testing - Employees who are permitted to return to work following a positive laboratory test or other Policy violation and/or rehabilitation are subject to Laboratory Testing as determined by Health Services, and as outlined in a Return to Work Agreement.

        e. Aviation Department Testing - Employees in Marathon's Aviation Department are subject to periodic unannounced testing at least once per year.

        f. Periodic Testing - Employees in positions requiring periodic Department of Transportation (Federal Highway Administration
                (FHWA) or Federal Aviation Administration (FAA) physical examinations will be required to submit to Laboratory Testing when they undergo their periodic physical examination.

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